Exhibit 99.1

Carolina Financial Corporation Announces Proposed Offering of Common Stock

CHARLESTON, Sc., Nov. 30 /PRNewswire/ -- Carolina Financial Corporation (NASDAQ: CARO), the parent company of CresCom Bank, announced today that it has commenced an underwritten offering of approximately $25 million of its common stock. The underwriters will have a 30-day option to purchase an additional 15 percent of the offered amount of common stock from the Company to cover over-allotments, if any. Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc. will serve as book-running managers, and Sandler O’Neill + Partners, L.P. will serve as co-manager.

The shares will be issued pursuant to a prospectus supplement filed as a part of a shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3.

The Company intends to use the net proceeds from the offering to support organic and acquisitive growth and for general corporate purposes, which may include contributing a portion of the proceeds to CresCom Bank as additional capital.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a prospectus, copies of which may be obtained from  Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863.

About Carolina Financial Corporation

Carolina Financial Corporation is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of September 30, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, S.C., and Wilmington, N.C. In August 2015, the Company opened a full service branch in Greenville, SC.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changing market conditions, the Company’s ability to complete the offering; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its other filings with the SEC. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.